Exhibit 10.1

Amended and Restated
Chief Executive Officer

Change-in-Control Severance Agreement

Dated October 9, 2012

by and between

EDWARDS LIFESCIENCES CORPORATION

and

MICHAEL A. MUSSALLEM

Amended and Restated
Chief Executive Officer
Change-in-Control Severance Agreement
Edwards Lifesciences Corporation

THIS AMENDED AND RESTATED CHIEF EXECUTIVE OFFICER CHANGE-IN-CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made, entered into, and is effective as of October 9, 2012 (hereinafter referred to as the “Effective Date”), by and between EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), and MICHAEL A. MUSSALLEM (the “Executive”).

WHEREAS, the Executive is currently employed by the Company as Chief Executive Officer; and

WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of the Executive’s services; and the Executive is desirous of having such assurances; and

WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive’s competence or past contributions, and that such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its stockholders; and

WHEREAS, both the Company and the Executive are desirous that any proposal for a Change in Control will be considered by the Executive objectively and with reference only to the business interests of the Company and its stockholders; and

WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control; and

WHEREAS, the Executive and the Company are currently parties to that certain Amended and Restated Chief Executive Officer Change-In-Control Severance Agreement, dated March 30, 2009, as amended on December 15, 2010 and March 28, 2012 (the “Prior Agreement”); and

WHEREAS, by executing this Agreement, the Executive and the Company hereby agree that this Agreement shall supersede the severance benefits set forth in the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1.                                            Definitions

Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

1.1                         “Agreement” means this Amended and Restated Chief Executive Officer Change-in-Control Severance Agreement.

1.2                         “Base Salary” means, at any time, the then-regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short- or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

1.3                         “Board” means the Board of Directors of the Company.

1.4                         “Cause” shall mean the occurrence of any one or more of the following (provided that the determination of whether “Cause” exists at any time prior to the occurrence of a Change in Control shall be determined solely by the Board (excluding the Executive, if he or she is then a member of the Board), in the exercise of the Board’s good faith and reasonable judgment, and any such determination shall be final and binding upon the parties):

(a)                                 A continuing material breach by the Executive of the duties and responsibilities of the Executive, which duties shall not differ in any material respect from the duties and responsibilities in effect as of the Effective Date of this Agreement (other than as a result of incapacity due to a physical or mental condition or illness), which breach is demonstrably willful and deliberate on the Executive’s part, is committed in bad faith and without a reasonable belief that such a breach is in the best interests of the Company, and (x) the Board delivers to Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes the Executive has breached such duties and responsibilities, (y) the Executive fails to remedy such breach within sixty (60) days after receipt of such written demand, and (z) the Board delivers the Notice of Termination pursuant to Section 2.7 herein within thirty (30) days after the expiration of such sixty (60) day cure period; or

(b)                                 The Executive has engaged in conduct that is willfully, demonstrably and materially injurious to the Company, monetarily or otherwise and, if cure is reasonably possible in the circumstances, (x) the Board delivers to Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes the Executive has breached such duties and responsibilities, (y) the Executive fails to remedy such breach within sixty (60) days after receipt of such written demand, and (z) the Board delivers the Notice of Termination pursuant to Section 2.7 herein within thirty (30) days after the expiration of such sixty (60) day cure period; or

(c)                                  The Executive is convicted of, or pled guilty or nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction) that adversely affects the reputation of the Executive or the Company;

provided, that no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

1.5                         “Code Section 409A” has the meaning ascribed to such term in Section 9.9 herein.

1.6                         “Change in Control” of the Company shall mean the first to occur of any one of the following events after the Effective Date and prior to the expiration of this Agreement pursuant to Article 6 below:

(a)                                 Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended) (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)                                 During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 1.6(a), 1.6(c), or 1.6(d) of this Section 1.6) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(c)                                  The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(d)                                 The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

1.7                         “Code” means the Internal Revenue Code of 1986, as amended.

1.8                         “Company” means Edwards Lifesciences Corporation, a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in Article 8 herein.

1.9                         “Disability” shall have the meaning ascribed to such term in the Executive’s governing long-term disability plan as of the Effective Date.

1.10                  “Effective Date” means the date specified in the opening sentence of this Agreement.

1.11                  “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein.

1.12                  “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following conditions during the Protected Period:

(a)                                 The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect as of the Effective Date of this Agreement, other than an insubstantial or inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b)                                 Following a Change in Control and without the Executive’s consent, the Executive is no longer a member of the Board or fails to be nominated for reelection to the Board;

(c)                                  The Company’s requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to such change, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations;

(d)                                 A reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(e)                                  The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates, unless the Executive is permitted to participate in other plans that provide the Executive with substantially comparable benefits; or the failure by the Company to continue the Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants;

(f)                                   The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 8 herein;

(g)                                  The Company, or any successor company, commits a material breach of any of the material provisions of this Agreement; or

(h)                                 Following a Change in Control, the Executive and the Company, or any successor company, have not mutually agreed (in writing and within five (5) business days following a Change in Control) on mutually acceptable terms and conditions of continued employment for the Executive;

provided, however, that any such condition shall not constitute “Good Reason” unless the following requirements are satisfied:  (x) the Executive provides the Company the Notice of Termination pursuant to Section 2.7 herein within sixty (60) days following the initial existence of the event giving rise to the condition claimed to constitute “Good Reason,” (y) the Company fails to remedy such condition within thirty (30) days after receiving such Notice of Termination (the “Cure Period”), and (z) the Executive resigns in writing from his or her employment, citing failure to remedy the condition giving rise to Good Reason, within thirty (30) days following the expiration of such thirty (30) day cure period.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

1.13                  “Protected Period” means, with respect to a Change in Control, the period commencing the date that is six (6) months prior to the date of such Change in Control and ending on the date that is twenty four (24) months following such Change in Control.

1.14                  “Qualifying Termination” has the meaning ascribed to such term in Section 2.2 herein.

1.15                  “Separation from Service” means the Executive’s separation from service as determined in accordance with Code Section 409A and the applicable standards of the Treasury Regulations issued thereunder.

1.16                  “Separation Benefits” means the payments and/or benefits provided in Section 2.3 herein.

Article 2.                                            Separation Benefits

2.1                         Right to Separation Benefits.  The Executive shall be entitled to receive from the Company the Separation Benefits described in Section 2.3 herein if there has been a Change in Control of the Company and if the Executive incurs a Qualifying Termination (as set forth in Section 2.2); provided, however, that the Executive’s entitlement to Separation Benefits (other than under Section 2.3(a)) is conditioned upon (i) the Executive executing and delivering to the Company a general release of claims in the form attached hereto as Exhibit A (“Release”) within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law), and (ii) the Executive not revoking such Release.

The Executive shall not be entitled to receive Separation Benefits if his or her employment with the Company terminates (i) at any time before or after the Protected Period corresponding to a Change in Control of the Company (regardless of the reason), or (ii) during the Protected Period but other than in a Qualifying Termination.

2.2                         Qualifying Termination.  The occurrence of either of the following events within the Protected Period corresponding to a Change in Control of the Company shall constitute a “Qualifying Termination”:

(a)                           The Company’s involuntary termination of the Executive’s employment without Cause; or

(b)                           The Executive’s voluntary termination of employment for Good Reason.

For purposes of this Agreement, a Qualifying Termination shall not include a termination of the Executive’s employment with the Company by reason of death, Disability, voluntary normal retirement (as such term is defined under the then established rules of the Company’s tax-qualified retirement plan), the Executive’s voluntary termination of employment for any reason other than that specified in Section 2.2(b) herein, or the Company’s involuntary termination of the Executive’s employment for Cause.

2.3                         Description of Separation Benefits.  In the event that the Executive becomes entitled to receive Separation Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive and provide him or her with total Separation Benefits equal to all of the following:

(a)                                 A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.

(b)                                 A lump-sum amount equal to the product obtained by multiplying (i) the Executive’s annual incentive pay objective amount, established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Effective Date of Termination occurs, by (ii) a fraction, the numerator of which is the number of full completed months in the bonus plan year through the Effective Date of Termination, and the denominator of which is twelve (12).  This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for that plan year.

(c)                                  A lump-sum amount equal to three (3) multiplied by the higher of (i) the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (ii) the Executive’s highest annual rate of Base Salary in effect during the twelve (12) months preceding the date of the Change in Control.

(d)                                 A lump-sum amount equal to the higher of (i) three (3) multiplied by the Executive’s annual incentive pay objective amount established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Effective Date of Termination occurs, or (ii) three (3) multiplied by the actual annual bonus payment made to the Executive under the annual bonus plan in which the Executive participated in the year preceding the year in which the Effective Date of Termination occurs.

(e)                                  Except as provided below in this Section 2.3(e), all long-term incentive awards granted by the Company to the Executive prior to the Qualifying Termination, to the extent such awards are outstanding and otherwise unvested immediately prior to the Qualifying Termination, shall vest upon (or, as may be necessary to give effect to the acceleration, immediately prior to) the Qualifying Termination; provided that any long-term incentive award which includes performance-based (in addition to time-based) vesting requirements may include specific provisions regarding a termination of employment in connection with a Change in Control or similar event and, in such event, such specific provisions applicable to the award shall control.  Stock options or stock appreciation rights that become vested in accordance with this Section 2.3(e), may be exercised after the Qualifying Termination only within the time frame specified in the applicable long-term incentive plan or award agreement.  For purposes of clarity, this Section 2.3(e) does not limit the Executive’s right (pursuant to the applicable long-term incentive plan or pursuant to the terms and conditions applicable to the specific award) to any accelerated vesting upon or in connection with a Change in Control or similar event.  To the extent a termination of the Executive’s employment constitutes a Qualifying Termination but it occurs prior to a Change in Control, the Executive’s long-term incentive awards that would otherwise terminate and be forfeited in connection with such termination of employment shall:

(i)          except as provided in clause (iii), remain outstanding and unvested for a period of six (6) months following such termination of employment and shall vest upon a Change in Control should a Change in Control occur during such six-month period of time in the same manner, and to the same extent, so as to provide the Executive with the same payment or benefit as the Executive would have received had the Executive been subject to a Qualifying Termination upon or following a Change in Control;

(ii)         terminate and be forfeited at the end of such six-month period should no Change in Control occur during such six-month period; and

(iii)        if such long-term incentive award is a stock option or stock appreciation right, it shall remain subject to its existing termination date at the end of the maximum stated term of the award and, should a Change in Control occur during the period referred to in clause (i) and within the maximum term of the stock option or stock appreciation right, the Executive may exercise any portion of the stock option or stock appreciation right that would be vested upon the Change in Control only within the time frame specified in the applicable long-term incentive plan or award as if the date of the Change in Control was the Effective Date of Termination.  For purposes of clarity, this Section 2.3(e)(iii) is to ensure the Executive will receive the same benefit the Executive would have received for any outstanding stock options or stock appreciation rights had the Executive been subject to a Qualifying Termination upon or following a Change in Control.

(f)                                   Executive shall be entitled to continue to participate in the Company’s medical and dental insurance programs (subject in each case to the eligibility and other provisions of such programs), including coverage for any of Executive’s dependents enrolled in the Company’s medical and dental insurance programs as of the Effective Date of Termination, at the same or substantially similar coverage level as in effect as of the Effective Date of Termination, for a period of thirty-six (36) months following the Effective Date of Termination and at substantially the same economic cost to the Executive as of the Effective Date of Termination.  To the extent that any payments or reimbursements pursuant to this Section 2.3(f) are taxable to the Executive, any such payment or reimbursement shall be subject to Section 9.9 of this Agreement.

(g)                                 The Executive shall be entitled, at the expense of the Company, to receive outplacement services the scope of which shall be reasonable and consistent with the industry practice for similarly situated executives; provided, that the Company’s total obligation pursuant to this Section 2.3(g) shall not exceed fifty thousand dollars ($50,000) in the aggregate.  The Company’s obligation to pay for outplacement services pursuant to this Section 2.3(g) shall cease by no later than the end of the second taxable year following the year in which the Effective Date of Termination occurs.

2.4                         Termination due to Disability.  If the Executive’s employment is terminated with the Company due to Disability, the Company shall pay the Executive his or her unpaid Base Salary, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.5                         Termination due to Retirement or Death.  If the Executive’s employment with the Company is terminated by reason of his or her voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan), or death, the Company shall pay the Executive his or her unpaid Base Salary, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.6                         Termination for Cause or by the Executive Other Than for Good Reason.  If the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by the Executive for a reason other than that specified in Section 2.2(b) herein, the Company shall pay the Executive his or her unpaid Base Salary, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.7                         Notice of Termination.  Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

Article 3.                                            Form and Timing of Separation Benefits

3.1                         Form and Timing of Separation Benefits.  The Separation Benefit described in Section 2.3(a) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond ten (10) calendar days from such date.  Subject to Sections 2.1 and 9.9(b), the Separation Benefits described in Sections 2.3(b), 2.3(c) and 2.3(d) herein shall be paid in cash to the Executive in a single lump sum on the sixtieth (60th) day following the later to occur of (1) the Separation from Service by reason of the Qualifying Termination and (2) the related Change in Control.  To the extent the payment of any such Separation Benefits to which the Executive becomes entitled under this Agreement as a result of an actual termination following a Change in Control is deferred beyond the Executive’s Separation from Service (including by reason of Section 9.9(b)), the Executive shall be entitled to interest on those amounts, for the period the payment of such amounts is so deferred, with such interest to accrue at the prime rate published by the Wall Street Journal as in effect on the date of the Executive’s Separation from Service and to be paid in a lump sum upon payment of such Separation Benefits.

3.2                         Withholding of Taxes.  The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

Article 4.                                            Benefit Limit

4.1                         Benefit Limit.  In the event that any payments or benefits to which the Executive becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company) would otherwise constitute a parachute payment under Code Section 280G(b)(2), then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i)  the amount of those payments which would not constitute such a parachute payment or (ii)  the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided the Executive under this Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his or her employment with the Company).

4.2                         Order of Reduction.  Should a reduction in benefits be required to satisfy the benefit limit of Section 4.1, then the portion of any parachute payment otherwise payable in cash to the Executive shall be reduced to the extent necessary to comply with such benefit limit.  Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of the Executive’s options or other equity awards (based on the amount of the parachute payment attributable to each such option or equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such reduction to be made in the same chronological order in which those awards were made.  If additional reductions are necessary, the benefits under Section 2.3(g) shall be reduced to the extent necessary to satisfy the benefit limit of Section 4.1.

4.3                         Resolution Procedures.  In the event there is any disagreement between the Executive and the Company as to whether one or more payments or benefits to which the Executive becomes entitled constitute a parachute payment under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:

(a)                                  In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or benefit or the method of valuation therefor, the characterization afforded to such payment or benefit by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(b)                                 In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent auditors selected and paid for by the Company.  The resolution reached by the independent auditors will be final and controlling; provided, however, that if in the judgment of the independent auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the independent auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling.  All expenses incurred in connection with the preparation and submission of the ruling request shall be paid by the Company.

(c)                                  In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the present value thereof will, at the independent auditor’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be paid by the Company.

Article 5.                                            The Company’s Payment Obligation

5.1                         Payment Obligations Absolute.  The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else.  All amounts payable by the Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

5.2                         Contractual Rights to Benefits.  This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder.  However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 6.                                            Term of Agreement

The current term of this Agreement extends through December 31, 2013 and shall be extended automatically for successive one (1) year extended terms, unless the Company notifies the Executive in writing at least one hundred eighty (180) days prior to the expiration of the current term or any extended term that the Company elects not to extend the term.  If proper notice of the Company’s election not to extend the term of this Agreement under this Article 6 is provided, the then-current term of this Agreement will not be further extended, and this Agreement will terminate at the end of the then-current term.

Notwithstanding any other provision of this Agreement to the contrary, in the event a Change in Control occurs during the original term or any extended term of this Agreement, the term of this Agreement shall remain in effect for twenty four (24) months after the month in which such Change in Control occurred.  In addition, should a Qualifying Termination occur during the term of this Agreement, this Agreement shall continue in effect until all of Executive’s rights in respect of such termination have been satisfied.

Article 7.                                            Legal Remedies

7.1                         Dispute Resolution.  The Executive shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration.  If arbitration is selected, such proceeding shall be conducted by final and binding arbitration before a panel of three (3) arbitrators in accordance with the rules and under the administration of the American Arbitration Association.

7.2                         Payment of Legal Fees.  In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or to incur other costs and expenses in connection with the enforcement of any or all of his or her rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company) the Executive’s attorneys’ fees, costs, and expenses in connection with a good faith enforcement of his or her rights including the enforcement of any arbitration award, and any such payment shall be made to the Executive as soon as administratively practicable following the time at which the related expense was incurred.  This shall include, without limitation, court costs and attorneys’ fees incurred by the Executive as a result of any good faith claim, action, or proceeding, including any such action against the Company arising out of, or challenging the validity or enforceability of this Agreement or any provision hereof.  To the extent that any payments or reimbursements pursuant to this Section 7.2 are taxable to the Executive, any such payment or reimbursement shall be subject to 9.9 of this Agreement.

Article 8.                                            Successors

The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or substantially all of the assets of the Company by agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

Article 9.Miscellaneous

9.1                         Employment Status.  This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries.  Subject to the terms of any employment contract between the Executive and the Company, the Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his or her compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him or her prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).

9.2                         Entire Agreement.  This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, including but not limited to, the Prior Agreement, which is terminated and no longer in effect.  In addition, if the Executive is entitled to Separation Benefits under this Agreement, payment of any such benefits shall be in lieu of any severance payments payable under that certain Amended and Restated Employment Agreement entered into between the Company and the Executive, dated as of March 30, 2009 (the “Employment Agreement”).  Notwithstanding any other provision to the contrary in the Employment Agreement or this Agreement, to the extent the Executive becomes entitled to the “Severance Payments” (as defined in the Employment Agreement) under Sections 4.3(c) and 4.3(e) of the Employment Agreement (such Severance Payments, the “Employment Agreement Severance Payments”), then the Employment Agreement Severance Payments shall be paid on the sixtieth (60th) day following the Executive’s Separation from Service (subject to the applicable release requirements set forth in the Employment Agreement).  In the event the Executive becomes entitled to the Separation Benefits under this Agreement following the time at which the Executive became entitled to the Employment Agreement Severance Payments and there remains a benefit to be paid (or to become payable) under the Employment Agreement at such time, the Executive’s rights to the Employment Agreement Severance Payments as well as the severance payment contemplated by Section 4.3(b) of the Employment Agreement shall immediately terminate at such time, and the terms of this Agreement shall thereafter control.  To the extent the Executive becomes entitled to the Separation Benefits under Sections 2.3(b), (c) and (d) under this Agreement, the aggregate amount of such Separation Benefits shall be reduced, on a dollar-for-dollar basis, by the aggregate amount of the Employment Agreement Severance Payments, as well as any severance payment contemplated by Section 4.3(b) of the Employment Agreement, previously paid to the Executive.

Notwithstanding anything in this Section 9.2 to the contrary, and for purposes of clarity, the Company’s and the Executive’s rights under that certain Indemnification Agreement previously entered into between the Company and the Executive, dated as of March 1, 2012, is specifically not integrated into this Agreement and shall continue in effect.

9.3                         Notices.  All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices to the attention of the General Counsel.

9.4                         Execution in Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

9.5                         Conflicting Agreements.  The Executive hereby represents and warrants to the Company that his or her entering into this Agreement, and the obligations and duties undertaken by him or her hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he or she is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

9.6                         Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.  Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a Federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

9.7                         Modification.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by the Company, as applicable, or by the respective parties’ legal representatives or successors.

9.8                         Applicable Law.  To the extent not preempted by the laws of the United States, the laws of California shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

9.9                         Compliance with Code Section 409A.

(a)                            It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)                           If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to the Separation Benefits described in Sections 2.3(b), 2.3(c) and 2.3(d) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death.  The provisions of this Section 9.9(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.  Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 9.9(b) shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)                            To the extent that any payments or reimbursements pursuant to Sections 2.3(f) and 7.2 of this Agreement are taxable to the Executive, any payment or reimbursement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  Any such benefits or reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits and reimbursements that the Executive receives in any other taxable year.

9.10                  Legal Counsel.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“COMPANY”		“EXECUTIVE”

Edwards Lifesciences Corporation

By:	/s/ Denise E. Botticelli	/s/ Michael A. Mussallem
Name:	Denise E. Botticelli	Michael A. Mussallem
Title:	Vice President, Associate	Chief Executive Officer
General Counsel and Secretary

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

[                      ] (“Executive”) provides this General Release Agreement (this “Agreement”) to Edwards Lifesciences Corporation (the “Company”) pursuant to Section 2.1 of the Amended and Restated Chief Executive Officer Change-in-Control Severance Agreement, by and between Executive and the Company, dated [                      ] (the “C-I-C Agreement”), in exchange for those certain separation benefits provided for in the C-I-C Agreement.

1.                                      Release by Executive.  Executive, on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Article 2 of the C-I-C Agreement; (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of vested benefits that Executive may have under any other benefit plan sponsored or maintained by the Company.  In addition, this Agreement does not cover any Claim that cannot be so released as a matter of applicable law.  Executive acknowledges and agrees that Executive has received any and all leave and other benefits that Executive has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

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2.                                      Acknowledgement of Payment of Wages.  Except for accrued vacation (which the parties agree totals approximately [        ] days of pay) and salary for the current pay period, Executive acknowledges that Executive has received all amounts owed for Executive’s regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.

3.                                      Waiver of Civil Code Section 1542.This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified.  Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims.  Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that Executive may later discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.                                      ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement.  Executive further expressly acknowledges and agrees that:

Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

Executive was given a copy of this Agreement on [                        ] and informed that Executive had [twenty-one (21)/forty-five (45)] days within which to consider this Agreement and that if Executive wished to execute this Agreement prior to expiration of such [21/45]-day period, Executive agrees that he or she voluntarily chose to do so.

Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

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Executive was informed that Executive has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the General Counsel of the Company during the seven-day revocation period.  In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive will have any obligations under this Agreement.

5.                                      No Transferred Claims.  Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6.                                      Miscellaneous.  The following provisions shall apply for purposes of this Agreement:

(a)                                 Number and Gender.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b)                                 Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c)                                  Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

(d)                                 Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e)                                  Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f)                                   Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

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(g)                                  Arbitration.  Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the C-I-C Agreement.

(h)                                 Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this               day of               20    , at                                          County,                   .

“EXECUTIVE”

[Name]

EXECUTED this day of 20 , at County, .

“COMPANY”

[ ]

By:
[Name]
[Title]

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